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The Board of Directors
Cell Robotics International, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 21, 1997 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.





Albuquerque, New Mexico
January 27, 1998